Exhibit 99 (a)

Delphi Corp. Ratings Placed on Watch Negative; Auto Industry Challenges Are Cited

Primary Credit Analyst(s):
Martin King, New York (1) 212-438-7800; martin_king@standardandpoors.com	Publication date: 02-Dec-04, 14:24:03 EST Reprinted from RatingsDirect

     NEW YORK (Standard & Poor’s) Dec. 2, 2004—Standard & Poor’s Ratings Services placed its ‘BBB-’ corporate credit rating and ‘A-3’ commercial paper rating on Delphi Corp. on CreditWatch with negative implications.

     “The action reflected concerns about the challenging conditions in the automotive industry, including reduced vehicle production schedules, a difficult pricing environment, and high raw material costs, and their likely impact on Delphi’s future earnings and cash flow generation,” said Standard & Poor’s credit analyst Martin King.

     Troy, Mich.-based Delphi had total debt of about $3.9 billion (including securitized accounts receivable and capitalized operating leases) and total underfunded pension and other postretirement employee benefit (OPEB) obligations of $12.8 billion as of Dec. 31, 2003.

     Delphi’s ability to increase earnings and cash flow generation during the next few years has become more uncertain. Previously, Standard & Poor’s ratings included the assumption that the company would show steady progress in improving profitability, while also reducing its large underfunded benefit obligations. Delphi’s earnings, however, have been pressured in recent quarters by: production cuts at General Motors Corp. (GM); slower attrition of its U.S. high-wage workforce; increased raw material costs, especially for steel and resins; and higher launch costs.

     Profitability is likely to remain under pressure during the next few years. GM’s inventory levels remain high and will result in a 7% first-quarter 2005 production schedule cut. Delphi’s earnings are vulnerable to the combination of falling revenue from GM and the resulting slow attrition of high-wage employees. The burden of high raw-material costs is expected to increase during 2005, and there is upward pressure on the costs of pension and health-care benefits.

     Delphi continues to benefit from strong, profitable growth from non-GM customers and in China, although the Chinese vehicle market has slowed this year, and from various cost-reduction actions.

     Standard & Poor’s will review Delphi’s earnings and cash flow-generation prospects in light of the current industry environment and any potential initiatives to offset profit pressures. Ratings could fall below investment grade if it appears that operating performance will remain depressed for the next few years.

     Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor’s Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.

Copyright (c) Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

1